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                         THE CHARLES SCHWAB CORPORATION

                                                                    EXHIBIT 12.1


                         THE CHARLES SCHWAB CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (Dollar amounts in thousands, unaudited)

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                                                                                YEAR ENDED DECEMBER 31,

                                                          1997            1996           1995           1994           1993
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

EARNINGS BEFORE TAXES ON INCOME
 AND EXTRAORDINARY CHARGE                              $  447,247       $394,063       $277,104       $224,343       $206,272
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FIXED CHARGES
  Interest expense - customer                             480,988        368,462        321,225        178,067        114,609
  Interest expense - other                                 65,495         57,410         35,998         20,169         17,943
  Interest portion of rental expense                       26,045         23,051         20,810         17,102         15,428
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  Total fixed charges (A)                                 572,528        448,923        378,033        215,338        147,980
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EARNINGS BEFORE TAXES ON INCOME,
 EXTRAORDINARY CHARGE AND FIXED CHARGES (B)            $1,019,775       $842,986       $655,137       $439,681       $354,252
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RATIO OF EARNINGS TO FIXED CHARGES
 (B) DIVIDED BY (A)*                                          1.8            1.9            1.7            2.0            2.4
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RATIO OF EARNINGS TO FIXED CHARGES EXCLUDING
 CUSTOMER INTEREST EXPENSE**                                  5.9            5.9            5.9            7.0            7.2
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 *   THE RATIO OF EARNINGS TO FIXED CHARGES IS CALCULATED IN A MANNER CONSISTENT
     WITH SEC REQUIREMENTS. FOR SUCH PURPOSES, "EARNINGS" CONSIST OF EARNINGS
     BEFORE TAXES ON INCOME, EXTRAORDINARY CHARGE AND FIXED CHARGES. "FIXED
     CHARGES" CONSIST OF INTEREST EXPENSE INCURRED ON PAYABLES TO CUSTOMERS,
     SUBORDINATED BORROWINGS, TERM DEBT, CAPITALIZED INTEREST AND ONE-THIRD OF
     RENTAL EXPENSE, WHICH IS  ESTIMATED TO BE REPRESENTATIVE OF THE INTEREST
     FACTOR.

** BECAUSE INTEREST EXPENSE INCURRED IN CONNECTION WITH PAYABLES TO CUSTOMERS IS COMPLETELY OFFSET BY INTEREST REVENUE ON RELATED INVESTMENTS AND MARGIN LOANS, THE COMPANY CONSIDERS SUCH INTEREST TO BE AN OPERATING EXPENSE. ACCORDINGLY, THE RATIO OF EARNINGS TO FIXED CHARGES AS ADJUSTED REFLECTS THE ELIMINATION OF SUCH INTEREST EXPENSE AS A FIXED CHARGE.